March 24, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Aberdeen Asia Pacific Income Fund, Inc. (copy attached), which we understand were filed with the Securities and Exchange Commission, as part of the filing on Form N-SAR of Aberdeen Asia Pacific Income Fund, Inc., dated July 6, 2009. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP